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Exhibit 8.1

April 20, 2018

Teucrium Commodity Trustc/o Teucrium Trading, LLC 115 Christina Landing Drive, Unit 2004 Wilmington, Delaware 19801

Re:
Teucrium Wheat Fund
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Teucrium Commodity Trust, a Delaware statutory trust with multiple series (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the offering of common units representing fractional undivided beneficial interests (“Shares”) in the series of the Trust designated as Teucrium Wheat Fund (the “Fund”).

In rendering this opinion, we have reviewed and relied upon the Registration Statement as well as certain written representations made to us by Teucrium Trading, LLC, the sponsor of the Trust (the “Sponsor”), concerning the organization and operation of the Trust and the Fund, the nature of the Fund’s annual gross income and certain other factual matters. We have also examined such other agreements, documents and records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy and completeness of the statements contained in the Registration Statement, and that the Fund will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein being accurate. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

Based upon and subject to the foregoing, we confirm that the discussion in the Prospectus under the heading “U.S. Federal Income Tax Considerations,” to the extent it consists of statements of U.S. federal income tax law and legal conclusions with respect thereto, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

Our opinion is limited to the specific U.S. federal income tax issues set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

The opinion expressed in this letter is based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

This opinion is furnished to the Fund solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the holders of Shares and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any holder of Shares. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to this letter and to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

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